UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2022

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

 Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

 (441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of $0.18 each	SIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

Stock Purchase Agreement

On August 5, 2022, Sterling Jewelers Inc. (“Sterling”), a Delaware corporation and a wholly-owned subsidiary of Signet Jewelers Limited, a Bermuda corporation (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with BC Cyan Investment Holdings Inc., a Delaware corporation (“Blue Nile”), and BC Cyan Holdings LP, a Delaware limited partnership (“Seller”). All capitalized terms included in this Current Report on Form 8-K not otherwise defined herein have the meanings set forth in the Agreement.

The Agreement provides, among other things, that 1) at the Closing, Sterling will purchase from Seller all of the issued and outstanding shares of capital stock of Blue Nile (the "Capital Stock"), other than the Series C Preferred Stock, 2) concurrently with the Closing, Blue Nile will redeem all of the shares of Series C Preferred Stock held by the Series C Holders and all outstanding Options will terminate in accordance with the terms of the Option Plan, and 3) immediately following the Closing, Sterling will hold 100% of the equity interests of Blue Nile, on a cash-free and debt-free basis. The Agreement contains customary representations and warranties and other provisions applicable in transactions of this nature, and also contemplates an escrow agreement that will provide for the establishment of an escrow account, with the cash in such account to be the sole recourse for a post-Closing purchase price adjustment.

Consideration

Subject to the terms and conditions set forth in the Agreement, at the Closing, the parties will consummate the following transactions: (a) Purchaser will repay, or cause to be repaid, on behalf of Blue Nile or Seller, all amounts of Funded Indebtedness as set forth in the Estimated Closing Statement and applicable Payoff Letters; (b) Purchaser will deposit, or cause to be deposited, the Adjustment Escrow Amount in the Adjustment Escrow Account; (c) Purchaser will pay, or cause to be paid, on behalf of Blue Nile, the Series C Redemption Price to the Series C Holders as set forth in the Estimated Closing Statement; (d) Purchaser will pay, or cause to be paid, to Seller the Closing Cash Proceeds as set forth in the Estimated Closing Statement; (e) Purchaser will pay, or cause to be paid, on behalf of Blue Nile or Seller, all Estimated Transaction Expenses to each Person who is owed a portion thereof as set forth in the Estimated Closing Statement; and (f) Purchaser, Blue Nile and Seller will make such other deliveries required by the Agreement.

The Closing Cash Proceeds for the transaction is $360 million payable in cash, subject to customary adjustments (including for Cash, Indebtedness, Transaction Expenses and Net Working Capital, as well as to take into account the Adjustment Escrow Amount and the Series C Redemption Price) both at and following the Closing as further provided in the Agreement.

Conditions to the Closing, Representations and Warranties and Covenants

The parties’ obligation to consummate the transactions contemplated by the Agreement is subject to the satisfaction or waiver of customary closing conditions.

Sterling, Blue Nile and Seller have made customary representations and warranties in the Agreement. The Agreement also contains customary covenants and agreements, including pre-closing covenants regarding the conduct of Blue Nile’s and its Subsidiaries’ business between the execution of the Agreement through the Closing Date or earlier termination of the Agreement. In addition, the Agreement provides that, during the period from the date of the Agreement through the Closing Date or earlier termination of the Agreement, Blue Nile and Seller will not, and will cause the their Affiliates, directors, partners, officers, managers, employees, agents or Advisors not to, take any action or otherwise solicit, encourage, initiate, entertain, consider, or accept any acquisition proposal or otherwise engage in discussions with any potential acquirer (other than Sterling and its Affiliates and Advisors).

Termination Rights

The Agreement contains certain termination rights for both Sterling and Seller. Sterling or Seller may terminate the Agreement, subject to certain exceptions, if the Closing has not occurred on or before November 3, 2022.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is incorporated herein by reference and will be filed with the Company’s next quarterly report on Form 10-Q.

Item 7.01    Regulation FD Disclosure

On August 9, 2022, the Company issued a press release announcing the execution of the Agreement and providing an update to the Company’s Fiscal 2023 second quarter and full year guidance. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release of Signet Jewelers Limited, dated August 9, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNET JEWELERS LIMITED

Date:	August 9, 2022	By:	/s/ Joan Hilson
		Name:	Joan Hilson
		Title:	Chief Financial and Strategy Officer